Exhibit 99.2

Fourth Quarter Financial & Operating Results

January 23, 2024

4Q
2023
Earnings

VZQTR20FIN
This supplemental information regarding the financial and operating results of Verizon Communications Inc. (Verizon) for the fourth quarter and full year ended December 31, 2023 contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Discussion of factors that may affect future results is included at the end of this document and is also contained in Verizon's filings with the US Securities and Exchange Commission.

Consolidated Financial Results

* Non-GAAP financial measure.

** Total Wireless service revenue represents the sum of Consumer and Business segments.

Consolidated total operating revenue for the fourth quarter was $35.1 billion, down 0.3% year over year.
•Service and other revenue was $27.7 billion, up 0.1% year over year.
◦Total Wireless service revenue2 was $19.4 billion, up 3.2% year over year, driven primarily by pricing actions implemented in recent quarters, the larger allocation of our administrative and telco recovery fees from Other revenue into Wireless service revenue, higher premium price plan adoption, and growth from our fixed wireless access (FWA) offerings.
◦Total Fios revenue was $3.3 billion, up 1.1% year over year.

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN
•Wireless equipment revenue was $7.5 billion, down 2.0% year over year, predominantly due to lower upgrade rates.

Consolidated total operating revenue for the full year was $134.0 billion, down 2.1% year over year.
•Service and other revenue was $109.7 billion, relatively flat compared to the prior year.
•Total Wireless service revenue2 was $76.7 billion, up 3.2% year over year.

Consolidated net income (loss) for the fourth quarter was $(2.6) billion compared to $6.7 billion for the fourth quarter 2022, primarily due to a pre-tax loss from special items of approximately $7.8 billion in the period that are discussed below. Consolidated net income for the full year was $12.1 billion, down from $21.7 billion for the full year 2022.

Consolidated adjusted EBITDA1 for the fourth quarter was $11.7 billion, in line with the prior year period. This result was driven by Wireless service revenue growth and the benefits of lower upgrade rates, which were offset by higher marketing and bad debt expense, and ongoing declines in Verizon Business Group (Business) Wireline revenue. Consolidated adjusted EBITDA1 for the full year was $47.8 billion, down from $47.9 billion for the full year 2022.

Consolidated operating expenses for the fourth quarter were $34.5 billion, up 23.2% year over year. Consolidated operating expenses, excluding depreciation and amortization and special items,1 were $23.5 billion, down 0.2% year over year.

Interest expense for the fourth quarter was $1.6 billion compared to $1.1 billion for the prior year due to lower capitalized interest and higher interest rates on our outstanding debt balance.

Earnings per share (EPS) was $(0.64) compared to EPS of $1.56 in the prior year period. EPS for the full year was $2.75, compared with $5.06 for the full year 2022.
•Fourth quarter 2023 financial results reflected a pre-tax loss from special items of approximately $7.8 billion. This includes the impacts of the previously disclosed goodwill impairment charge related to our Business reporting unit of $5.8 billion, a mark-to-market adjustment for our pension and Other Post Employment Benefits (OPEB) liabilities of $992 million, asset rationalization charges of $325 million primarily relating to Business network assets that Verizon has ceased the use of, a severance charge of $296 million, the amortization of intangible assets

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN
related to Tracfone and other acquisitions of $227 million, and a $100 million charge relating to the settlement of a litigation matter regarding certain administrative fees.

Adjusted EPS1 for the fourth quarter was $1.08 compared to $1.19 in the prior year period. Adjusted EPS1 for the full year was $4.71 compared to $5.18 for the full year 2022.

Cash Flow Summary

* Non-GAAP financial measure.

Cash flow from operating activities for the full year 2023 was $37.5 billion compared to $37.1 billion in the prior year driven by working capital improvements.
•Capital spending for the full year was $18.8 billion compared to $23.1 billion in the prior year.

Free cash flow1 for the full year was $18.7 billion compared to $14.1 billion in the prior year.

Total unsecured debt as of the end of the year was $128.5 billion, a $2.1 billion increase compared to the third quarter 2023 but $2.1 billion lower year over year. Unsecured debt to net income (LTM) ratio was 10.6x as of the end of the year, an increase of 4.7x compared to the third quarter and a 4.6x increase year over year. This increase is primarily due to unfavorable adjustments to net income in the fourth quarter 2023 discussed above.

Net unsecured debt1 as of the end of the year was $126.4 billion, a $4.2 billion increase compared to the third quarter 2023 but $1.6 billion lower year over year. The sequential increase in net unsecured debt was primarily related to settling the $3.7 billion payment to satellite operators for our remaining C-Band spectrum. Net unsecured debt to adjusted EBITDA ratio1 was 2.6x as of the

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN
end of the year, in line with the third quarter and a 0.1x improvement year over year.

Mobility Highlights

Note: Where applicable, the operating results reflect certain adjustments

Consolidated
Total postpaid net additions for the fourth quarter were approximately 1.5 million, up from 1.4 million in the prior year period, driven by strong Consumer postpaid phone performance and continued FWA momentum.

Total postpaid phone net additions for the fourth quarter were 449 thousand, up from 217 thousand in the prior year period.
•Postpaid phone gross additions were 3.0 million, up 12.1% year over year.
•Postpaid phone churn was 0.93%, up 4 basis points year over year.

Consumer Group
Postpaid net additions for the fourth quarter were 1.2 million, up from 979 thousand in the prior year period due to growth in phones and tablets, and continued adoption of FWA.
•Postpaid phone net additions were 318 thousand compared to 41 thousand in the prior year period.
◦Postpaid phone gross additions were 2.3 million, up 16.9% year over year.
◦Postpaid phone churn was 0.88%, up 2 basis points year over year.
•Prepaid net losses were 289 thousand compared to 175 thousand net losses in the prior year period.
◦Prepaid churn was 4.55%, down 35 basis points year over year.

VZQTR20FIN
Business Group
Postpaid phone net additions for the fourth quarter were 131 thousand, down from 176 thousand in the prior year period.
•Postpaid phone churn was 1.12%, up 6 basis points year over year.

Broadband Highlights

Total broadband net additions for the fourth quarter were 413 thousand compared to 416 thousand in the prior year period.
•FWA net additions were 375 thousand, relatively flat from the prior year period.
◦Consumer FWA net additions were 231 thousand, down 31 thousand year over year.
◦Business FWA net additions were 144 thousand, up 27 thousand year over year.
•Fios internet net additions were 55 thousand, down from 59 thousand in the prior year period.

Total broadband net additions for the full year were 1.7 million, up from 1.3 million in the prior year. FWA net additions for the full year were 1.5 million, up from 1.2 million in the prior year.

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN

Consumer Financial Results

Total Consumer revenue for the fourth quarter was $27.0 billion, up 0.7% year over year, as gains in Service revenue were partially offset by declines in Wireless equipment revenue and Other revenue.
•Consumer Service and other revenue was $20.5 billion, up 1.4% year over year.
•Consumer Wireless service revenue was $16.0 billion, up 3.2% year over year, driven by growth in Consumer wireless postpaid average revenue per account (ARPA), which was partially offset by declines in prepaid connections.
•Consumer Fios revenue was $2.9 billion, up 1.0% year over year.
•Consumer Wireless equipment revenue was $6.4 billion, down 1.4% year over year, driven primarily by a 19.1% year over year decline in upgrades.

Consumer wireless postpaid ARPA was $134.10 for the fourth quarter, up 4.7% year over year, driven by pricing actions implemented in recent quarters, the larger allocation of our administrative and telco recovery fees from Other revenue into Wireless service revenue, more customers selecting premium Unlimited plans, and an increase in our FWA subscriber base.

Consumer operating income for the fourth quarter was $7.0 billion, up 0.1% year over year, resulting in operating income margin of 26.1%.

Consumer segment EBITDA1 for the fourth quarter was $10.4 billion, up 2.4% year over year. This improvement can be attributed to Service revenue growth and lower upgrade volumes. Consumer segment EBITDA margin1 for the fourth quarter was 38.5%.

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN
Business Financial Results

Note: Revenue by customer group may not add due to rounding.

Total Business revenue for the fourth quarter was $7.6 billion, down 3.6% year over year, driven by lower Wireline revenue and lower Wireless equipment revenue, partially offset by higher Wireless service revenue.
•Business Wireless service revenue was $3.4 billion, up 3.0% year over year, driven by the larger allocation of our administrative and telco recovery fees from Other revenue into Wireless service revenue, continued strong net additions and the benefit of pricing actions implemented earlier in the year.
•Business wireline results reflect continued secular declines in the prevailing wireline market and our rationalization of certain legacy wireline products, consistent with prior periods.

Business operating income for the fourth quarter was $443 million, down 24.3% year over year, resulting in operating income margin of 5.8%.

Business segment EBITDA1 for the fourth quarter was $1.6 billion, down 4.5% year over year, driven by continued declines in high margin Wireline revenues. Business segment EBITDA margin1 for the fourth quarter was 21.1%.

Notes
1 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

2 Total Wireless service revenue represents the sum of Consumer and Business segments.

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN
Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including the inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation and changing interest rates in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; damage to our reputation or brands; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; allegations regarding the release of hazardous materials or pollutants into the environment from our, or our predecessors’, network assets and any related government investigations, regulatory developments, litigation, penalties and other liability, remediation and compliance costs, operational impacts or reputational damage; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or regulations, or in their interpretation, or challenges to our tax positions, resulting in additional tax expense or liabilities; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

    VlpHU09DSUQyMDE5UTE=

VZQTR20FIN

    VlpHU09DSUQyMDE5UTE=

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 9/30/23	3 Mos. Ended 6/30/23	3 Mos. Ended 3/31/23	3 Mos. Ended 12/31/22	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22	3 Mos. Ended 3/31/22

Consolidated Net Income (Loss)	$(2,573)	$4,884	$4,766	$5,018	$6,698	$5,024	$5,315	$4,711
Add:
Provision for income taxes	756	1,308	1,346	1,482	2,113	1,496	1,542	1,372
Interest expense	1,599	1,433	1,285	1,207	1,105	937	785	786
Depreciation and amortization expense (1)	4,516	4,431	4,359	4,318	4,218	4,324	4,321	4,236
Consolidated EBITDA	$4,298	$12,056	$11,756	$12,025	$14,134	$11,781	$11,963	$11,105

Add/(subtract):
Other (income) expense, net (2)	$807	$(170)	$(210)	$(114)	$(2,687)	$439	$(49)	$924
Equity in losses (earnings) of unconsolidated businesses	11	18	33	(9)	(4)	(2)	(41)	3
Severance charges	296	—	237	—	304	—	—	—
Verizon Business Group goodwill impairment	5,841	—	—	—	—	—	—	—
Asset rationalization	325	—	155	—	—	—	—	—
Legal settlement	100	—	—	—	—	—	—	—
Business transformation costs	—	176	—	—	—	—	—	—
Non-strategic business shutdown	—	158	—	—	—	—	—	—
	7,380	182	215	(123)	(2,387)	437	(90)	927
Consolidated Adjusted EBITDA	$11,678	$12,238	$11,971	$11,902	$11,747	$12,218	$11,873	$12,032
Consolidated Adjusted EBITDA - Year over year change %	(0.6)%
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.
Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)

Unaudited	12 Mos. Ended 12/31/23	12 Mos. Ended 9/30/23	12 Mos. Ended 12/31/22

Consolidated Net Income	$12,095	$21,366	$21,748
Add:
Provision for income taxes	4,892	6,249	6,523
Interest expense	5,524	5,030	3,613
Depreciation and amortization expense (1)	17,624	17,326	17,099
Consolidated EBITDA	$40,135	$49,971	$48,983

Add/(subtract):
Other (income) expense, net (2)	$313	$(3,181)	$(1,373)
Equity in losses (earnings) of unconsolidated businesses	53	38	(44)
Severance charges	533	541	304
Verizon Business Group goodwill impairment	5,841	—	—
Asset rationalization	480	155	—
Legal settlement	100	—	—
Business transformation costs	176	176	—
Non-strategic business shutdown	158	158	—
	7,654	(2,113)	(1,113)
Consolidated Adjusted EBITDA	$47,789	$47,858	$47,870
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.

Verizon Communications Inc.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	12/31/23		9/30/23		12/31/22

Debt maturing within one year	$12,973		$12,950		$9,963
Long-term debt	137,701		134,441		140,676
Total Debt	150,674		147,391		150,639
Less Secured debt	22,183		20,951		20,008
Unsecured Debt	128,491		126,440		130,631
Less Cash and cash equivalents	2,065		4,210		2,605
Net Unsecured Debt	$126,426		$122,230		$128,026
Consolidated Net Income (LTM)	$12,095		$21,366		$21,748
Consolidated Adjusted EBITDA (LTM)	$47,789		$47,858		$47,870
Unsecured Debt to Consolidated Net Income Ratio	10.6	x	5.9	x	6.0	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.6	x	2.6	x	2.7	x
Net Unsecured Debt - Quarter over quarter change	$4,196
Net Unsecured Debt - Year over year change	$(1,600)
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Quarter over quarter change	—	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Year over year change	(0.1)	x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/23				3 Mos. Ended 12/31/22
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$(0.64)				$1.56
Amortization of acquisition-related intangible assets	$227	$(57)	$170	0.04	$115	$(34)	$81	0.02
Severance, pension and benefits charges (credits)	1,288	(319)	969	0.23	(2,214)	552	(1,662)	(0.40)
Verizon Business Group goodwill impairment	5,841	(52)	5,789	1.37	—	—	—	—
Asset rationalization	325	(80)	245	0.06	—	—	—	—
Legal settlement	100	(25)	75	0.02	—	—	—	—
	$7,781	$(533)	$7,248	$1.72	$(2,099)	$518	$(1,581)	$(0.38)
Adjusted EPS				$1.08				$1.19
Footnotes:
Adjusted EPS may not add due to rounding.

(dollars in millions, except per share amounts)
Unaudited	12 Mos. Ended 12/31/23				12 Mos. Ended 12/31/22
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$2.75				$5.06
Amortization of acquisition-related intangible assets	$865	$(219)	$646	0.15	$826	$(214)	$612	0.15
Severance, pension and benefits charges (credits)	1,525	(378)	1,147	0.27	(1,371)	339	(1,032)	(0.25)
Verizon Business Group goodwill impairment	5,841	(52)	5,789	1.37	—	—	—	—
Asset rationalization	480	(113)	367	0.09	—	—	—	—
Legal settlement	100	(25)	75	0.02	—	—	—	—
Business transformation costs	176	(45)	131	0.03	—	—	—	—
Non-strategic business shutdown	179	(83)	96	0.02	—	—	—	—
Early debt redemption costs	—	—	—	—	1,241	(316)	925	0.22
	$9,166	$(915)	$8,251	$1.96	$696	$(191)	$505	$0.12
Adjusted EPS				$4.71				$5.18
Footnotes:
Adjusted EPS may not add due to rounding.

Verizon Communications Inc.

Free Cash Flow
(dollars in millions)
Unaudited	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22

Net Cash Provided by Operating Activities	$37,475	$37,141
Capital expenditures (including capitalized software)	(18,767)	(23,087)
Free Cash Flow	$18,708	$14,054

Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items
(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22

Consolidated Operating Expenses	$34,530	$28,026
Depreciation and amortization expense(1)	4,516	4,218
Severance charges	296	304
Verizon Business Group goodwill impairment	5,841	—
Asset rationalization	325	—
Legal settlement	100	—
Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items	$23,452	$23,504
Year over year change %	(0.2)%
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22

Operating Income	$7,035	$7,028
Add Depreciation and amortization expense	3,344	3,111
Segment EBITDA	$10,379	$10,139
Year over year change %	2.4%

Total operating revenues	$26,954	$26,770
Operating Income Margin	26.1%	26.3%
Segment EBITDA Margin	38.5%	37.9%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22

Operating Income	$443	$585
Add Depreciation and amortization expense	1,164	1,098
Segment EBITDA	$1,607	$1,683
Year over year change %	(4.5)%

Total operating revenues	$7,618	$7,900
Operating Income Margin	5.8%	7.4%
Segment EBITDA Margin	21.1%	21.3%